Exhibit 10.1

GMX RESOURCES INC.

ONE BENHAM PLACE, SUITE 600
9400 North Broadway
Oklahoma City, Okla. 73114
Ph 405-600-0711
Fx 405-600-0600
www.gmxresources.com

January 23, 2008

Mr. Randy Lentz
PVR East Texas Gas Processing LLC
8080 Central Expressway, Suite 900
Dallas, TX 75206

Re: Gathering & Processing Agreement dated January 10, 2008 between PVR East Texas Gas Processing LLC ("PVR") and GMX Resources, Inc. ("GMX")

Dear Randy:

Attached is the Gathering & Processing Agreement dated January 10, 2008 (the "Agreement") which GMX has conditionally signed and accepted subject to the terms and conditions set forth below. I understand from our telephone conversation that these conditions are acceptable to you, so I ask that you indicate your acceptance by signing below and returning your signature to me, in which case we can proceed with the Agreement. GMX's signature to and acceptance of the Agreement are subject to the following terms and conditions:

1. Article 2.1 of the Agreement states that GMX is dedicating all interests that it currently owns and controls in the lands described on Ex. A. GMX thought the Exhibit A map that PVR prepared and provided was somewhat ambiguous as to the GMX interests being dedicated. The Ex. A referenced the "Dedicated Acreage" and outlined Areas 1 and 2, however, it did not clearly reflect that GMX is only dedicating the interests that it currently owns and controls in Areas 1 and 2, and not in the other areas depicted on the map. We have prepared a revised Ex. A that points arrows from the Dedicated Acreage box to Areas 1 and 2 to reflect the parties' intent that GMX's current interests in Areas 1 and 2 are the only interests being dedicated to the Agreement. Your acceptance below will indicate your concurrence with this understanding.

2. Article 2.1 of the Agreement states that Ex. A-1 sets forth the interests that GMX now owns or controls in the dedicated lands, i.e. in Areas 1 and 2. The Ex. A-1 which PVR prepared and provided is essentially blank, and contains no information regarding GMX's current interests. GMX has always thought that this information was unnecessary, as such interests are already known to PVR's affiliate, PVOG, who operates the wells in question, and who will ultimately be providing necessary information to PVR. GMX has conditionally accepted the

GAS GATHERING AND PROCESSING AGREEMENT
by
and
between
PVR EAST TEXAS GAS PROCESSING LLC
“Gatherer"
and
GMX RESOURCES INC.
as
“Shipper"
CONTRACT NUMBER 9002-00

GAS GATHERING AND PROCESSING AGREEMENT
TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
ARTICLE I1 COMMITMENT	3
ARTICLE I11 RESERVATIONS OF SHIPPER	4
ARTICLE IV RECEIPT AND DELIVERY POINTS	5
ARTICLE V FACILITIES	6
ARTICLE VI RIGHTS OF WAY	9
ARTICLE VII QUANTITY	9
ARTICLE VIII QUALITY	12
ARTICLE IX SERVICE FEE	14
ARTICLE X TERM	15
ARTICLE XI MEASUREMENT	16
ARTICLE XI1 STATEMENTS AND PAYMENT	17
ARTICLE XI11 FORCE MAJEURE	18
ARTICLE XIV WARRANTY OF RIGHT TO DELJVER AND REDELIVER	19
ARTICLE XV ROYALTY AND TAXES	20
ARTICLE XVI LAWS AND REGULATIONS	21
ARTICLE XVII RATIFICATION AND SELLER’S REPRESEIVTATIVE	21
ARTICLE XVIII NOTICES	22
ARTICLE XIX ASSIGNMENT	22
ARTICLE XX MISCELLANEOUS	23
SIGNATURE BLOCK	24
EXHIBIT “A”	25
EXHIBIT “A- 1	26
EXHIBIT “B”	27

GAS GATHERING AND PROCESSING AGREEMENT
This Gas Gathering and Processing Agreement (“Agreement”) is made and entered into this loth day of January, 2008 by and between GMX RESOURCES INC., as “Shipper” and PVR EAST TEXAS GAS PROCESSING LLC, as “Gatherer.”
WITNESSETH
WHEREAS, Shipper owns and/or controls and has rights to deliver natural gas that will be produced and saved from wells located on lands and leases described in the Exhibit “A”, attached hereto and made a part hereof, and desires that Gatherer gather and process such gas upon the terms and for the consideration herein expressed; and
WHEREAS, Gatherer and/or its affiliates own and operate a natural gas gathering system and gas processing plant and desires to gather and process the natural gas which Shipper has available for delivery;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto agree as follows:
I. DEFINITIONS
For all purposes of this Agreement, the following terms and expressions whether capitalized or not shall mean the following:
1.1 “Allocated Share of Inlet Gas” shall mean that volume of gas measured on a monthly basis at Shipper’s Receipt Points as well as all other receipt point(s) delivering gas into the System which volume shall be adjusted on a pro rata basis, by system and/or pipeline lateral, to the actual total gas volume and corresponding heating values calculated at the inlet to the Plant for the corresponding month. Shipper’s Allocated Share of Inlet Gas shall be the quantity of Gas delivered by Shipper at the Receipt Points less System Fuel and System Losses (subject to the limitation described in Paragraph 7.2 below).
1.2 “BTU” shall mean British Thermal Unit by which Gross Heating Value is measured and is determined by the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and five-tenths degrees Fahrenheit (58.5“F) to fifty-nine and five-tenths degrees (59.5“F) under standard conditions.
1.3 “Cubic Foot of Gas” shall mean the amount of anhydrous gas required to fill a cubic foot of space when the gas is at a base pressure of fourteen and seventy-three hundredths (14.65) psia, at a base temperature of sixty degrees Fahrenheit (60°F) and under standard gravitational force.

1.4 “Condensate” shall mean all liquid hydrocarbons, together with all other fluids (including water) and/or solids (including sediments), collected through drips, separators and/or slug catchers on the System and at the Plant prior to the gas processing facilities included within the Plant.
1.5 “Day” shall mean a period of twenty-four (24) consecutive hours beginning at 9:00 a.m. local time on any calendar day and ending at 9:00 a.m. local time on the calendar day immediately following.
1.6 “Dedicated Gas” shall mean the gas as described and defined in Article II.
1.7 “Downstream Pipeline” shall mean the pipeline(s) downstream of the Plant to which Gatherer will deliver Products or Residue Gas, as applicable, at the Delivery Points.
1.8 “Fuel” shall mean Shipper’s prorata share of gas consumed as fuel in the Plant, which consumption shall be metered by Gatherer.
1.9 “Gas” or “gas” shall mean the effluent vapor stream including all elements and compounds contained therein as produced from oil and gas wells.
1.10 “Gross Heating Value” shall mean the number of BTUs produced by the combustion at constant pressure of a Cubic Foot of Gas at a temperature of sixty degrees Fahrenheit (60°F), at a constant pressure of fourteen and seventy-three hundredths (14.65) psia and adjusted as set forth in Section 11.3.
1.11 “Losses” shall mean Shipper’s prorata share of gas lost and/or unaccounted for on or in the Plant.
1.12 “MCF” shall mean one thousand (1,000) cubic feet.
1.13 “Month” shall mean the period beginning at 9:00 a.m. local time on the first day of a calendar month and ending at 9:00 a.m. local time on the first day of the next succeeding calendar month.
1.14 “MMBTU” shall mean one million (1,000,000) BTUs.
1.15 “MMCF” shall mean one million (1,000,000) cubic feet of gas.
1.16 “Plant” shall mean the gas processing facilities downstream of inlet gas compression that are constructed, owned and operated by Gatherer to process gas hereunder, together with any pipeline and other facilities that are constructed, owned and operated by Gatherer and/or any of its affiliates to deliver Products from such gas processing facilities to the applicable Downstream Pipeline at the applicable Delivery Point.
1.17 “Products” shall mean commercial ethane, propane, butanes, pentanes and hexanes, individually or as a mixture, which are extracted from gas processed at the Plant, and delivered to the applicable Downstream Pipeline but specifically excludes Condensate.

1.18 “Psia” shall mean pounds per square inch absolute.
1.19 “Psig” shall mean pounds per square inch gauge.
1.20 “Residue Gas” shall mean that portion of Shipper’s Allocated Share of Inlet Gas remaining after (i) processing in the Plant for the extraction of Products and (ii) the deduction of a volume of gas for Fuel and Losses (subject to the limitation described in Paragraph 7.2 below). Residue gas shall also include Shipper’s Allocated Share of Inlet Gas that Gatherer, from time to time may not process due to operational or economic conditions.
1.21 Wherever used herein, “Shipper” shall mean GMX Resources, Inc.
1.22 “System” shall mean the pipelines, compressors and related facilities owned and operated or utilized by Gatherer for the purpose of gathering gas produced by Shipper and other third parties for delivery to the Plant.
1.23 “System Fuel” shall mean Shipper’s pro rata share of gas consumed as fuel in the facilities utilized for the movement of Shipper’s gas on the System, which consumption shall be metered by Gatherer.
1.24 “System Losses” shall mean Shipper’s prorata share of gas lost and unaccounted for in or on the System.
1.25 “Year” shall mean a period of twelve (12) consecutive months.
II. COMMITMENT
2.1 Shipper hereby commits and dedicates to the performance of this Agreement for the term hereof, all of Shipper’s interest it now owns and controls in (i) the lands described in Exhibit “A” (the “Dedicated Lands”) and (ii) all gas, including the processing rights thereto, which is or may be produced from wells now or hereafter located on the Dedicated Lands and attributable to all such Shipper’s interests it now owns or controls, except such gas as is reserved by Shipper under Article I11 hereof (the “Dedicated Gas”). Shipper represents that the interests it now owns and controls in the Dedicated Lands are set forth on Exhibit “A-1 .” The parties understand and agree that the Dedicated Gas may be subject to certain existing options and preferential rights in favor of royalty interest owners or other working interest owners in the lands described on Exhibit “A”, and Shipper is obligated to offer and make available that portion of the Dedicated Gas which is subject to such an option or preferential right to others and that, if such other parties exercise such right, then such gas shall not be covered by or considered Dedicated Gas hereunder from the time of such other parties exercise of such right until such option or preferential right terminates or expires by its own terms. Inasmuch as the description set forth on Exhibit “A-1” of Shipper’s owned and controlled interests in the Dedicated Lands does not include Shipper’s specific working interest in each of the Dedicated Lands, Shipper agrees that Gatherer shall have the right to review and obtain copies of any records in either Shipper’s or Penn Virginia Oil & Gas, L.P.’s possession pertaining to Shipper’s interests in the Dedicated Lands and/or any options or preferential rights to which the Dedicated Gas may be subject. In the event Shipper is otherwise dedicating gas hereunder which is owned by others, and the owners have the right to terminate Shipper’s right to market such gas, in the event of a subsequent termination of Shipper’s right to market such gas, the parties agree and understand that such gas shall not thereafter be covered hereby or considered dedicated hereunder. This Agreement shall cover all renewals, extensions and reacquisition of the interests Shipper now owns and controls in leases or other mineral rights encompassing any of the lands described on Exhibit “A”, and rights in wells now or hereafter located on such lands and attributable to such interests Shipper now owns and controls, for the full term hereof and waiver or release of this covenant shall be ineffective unless expressed in writing by Gatherer. Nothing in this Agreement shall be construed to create a minimum delivery obligation upon Shipper. This Agreement and dedication does not include any interests which Shipper may acquire subsequent to the date hereof, regardless of the nature or location of such subsequently acquired interests.

III. RESERVATIONS OF SHIPPER
3.1 Shipper reserves the following rights with respect to the lands and leases, and the gas produced therefrom, dedicated hereunder:
(a) To operate the lands, leases and wells free from control by Gatherer and in such a manner as Shipper, in Shipper’s sole discretion, may deem advisable including without limitation the right but never the obligation to drill new wells, to conduct operations as a reasonably prudent operator, to repair and rework old wells, renew or extend in whole or in part the leaseholds and to abandon any well or surrender any lease in whole or in part,
(b) To use gas produced from the wells prior to delivery into the System for developing and operating Shipper’s interests in the properties committed hereunder including fuel as needed in compression, drilling, normal pumping, heater or treater operations and other miscellaneous uses incidental to the operation of the lands and leases committed hereunder and to fulfill Shipper’s obligations to its lessors,
(c) To retain all oil and liquid hydrocarbons separated from the gas by the use of separators or drips prior to entering the System; provided, however, that Shipper shall not be permitted to remove or recover hydrocarbons from the gas other than such as can be removed through the use of conventional mechanical gasloil field separators or drips of the type commonly used in the industry.
(d) To pool, combine or unitize Shipper’s lands and leases with other lands and leases in the same field and in the event of such pooling, combining or unitizing, this Agreement shall cover and apply to Shipper’s interest in such pool, combination or unit attributable to the leases, lands and wells committed hereunder and the gas associated therewith.
(e) To re-inject or recycle gas from said lands, leases and wells, and to recover hydrocarbon liquids from such gas, where, in Shipper’s sole discretion, it is reasonable or prudent to do so for gas lift purposes.
None of the gas reserved under Paragraph 3.l(b) above, nor the liquid hydrocarbons reserved under Paragraph 3.l(c) or (e) above shall ever be considered Dedicated Gas hereunder. In addition, any gas reinjected or recycled under Paragraph 3.l(e) above shall not be considered Dedicated Gas unless and until it is produced after such reinjection or recycling.

IV. RECEIPT AND DELIVERY POINTS
4. The “Receipt Points” for gas to be delivered hereunder shall be at the inlet flange of Gatherer’s meters at the locations set forth on Exhibit “B”.
4.2 Custody and control of the gas and all constituent components thereof (including the processing rights thereto) shall pass to and vest in Gatherer at the Receipt Points.
4.3 Shipper shall deliver gas to Gatherer at the Receipt Points at a pressure sufficient to enable it to enter the System against the working pressure therein at reasonably uniform rates of delivery not to exceed the maximum allowable operating pressure of the System. Gatherer shall operate and maintain, or cause to be operated and maintained, the System such that the average operating pressure at each of the Receipt Points each Day does not exceed 500 psig (the “Maximum Receipt Point Pressure”); provided, however, Gatherer shall endeavor to maintain a System pressure at each of the Receipt Points not greater than 450 psig.
4.4 In the event that the average operating pressure at any Receipt Point exceeds the Maximum Receipt Point Pressure for twenty (20) or more Days out of a thirty (30) consecutive Day period, Shipper may give written notice of such failure to so maintain such Maximum Receipt Point Pressure to Gatherer. Upon receipt of such notice, Gatherer shall have thirty (30) Days in which to remedy such failure without liability. During such thirty (30) Day period, Shipper shall cooperate with Gatherer in any remedial activity, but shall have no financial obligation regarding any such activity. During such 30 day period, the provisions of Paragraph 7.1 shall apply, including without limitation Shipper’s right to make other arrangements to market any gas not taken by Gatherer due to the excessive pressure at the pertinent Receipt Point(s). Subject to Paragraph 4.5, if applicable, in the event such failure to so maintain such Maximum Receipt Point Pressure at the applicable Receipt Point is not remedied within such thirty (30) Day period, Shipper shall have the right to terminate this Agreement with respect to all Dedicated Gas behind such Receipt Point(s) by giving Gatherer written notice of such termination within thirty (30) Days after the end of such thirty (30) Day period.
4.5 Shipper recognizes and agrees that it may be necessary from time to time for Gatherer to expand the capacity of the System or Plant in order to maintain the Maximum Receipt Point Pressure at the Receipt Points. In such event, Gatherer shall provide written notice to Shipper with full particulars relating to the need for the expansion, the work to be performed, and the estimated length of time necessary to perform the expansion project. Upon delivery of such notice to Shipper, Gatherer shall be excused from its obligation to maintain the Maximum Receipt Point Pressure at the affected Receipt Point(s) for such time as Gatherer may require in order to complete such expansion project? provided however that Gatherer, or its agents, must proceed with due diligence to complete such expansion project, which shall in no event exceed a period of one hundred twenty (120) Days. During the period of the expansion project, not to exceed one hundred twenty (120) Days, the provisions of Paragraph 7.1 shall apply, including without limitation Shipper’s right to make other arrangements to market the gas not taken by Gatherer during the expansion project. Upon the expiration of such one hundred twenty (120) Day period, regardless of whether or not the expansion project has been completed, Gatherer’s obligation to maintain the Maximum Receipt Point Pressure, pursuant to Paragraphs 4.3 and 4.4, shall resume and such expansion project undertaken by Gatherer during such one hundred twenty (120) Day period shall no longer excuse Gatherer from its obligation to maintain the Maximum Receipt Point Pressure. After the expiration of such one hundred twenty (120) day period, if Gatherer has not remedied its failure to maintain the Maximum Receipt Point Pressure which was the subject of Gatherer’s notice to Shipper under this Section, Shipper shall have the right to terminate this Agreement with respect to all Dedicated Gas behind the affected Receipt Point(s) by giving Gatherer written notice of such termination within thirty (30) Days after the end of such one hundred twenty (120) Day period.

4.6 The “Delivery Points” for Products and Residue Gas to be delivered to or for the account of Shipper hereunder shall be at the points of interconnect to be established with the Downstream Pipelines as set forth on Exhibit “B.” Gatherer will cause Shipper’s Products and Residue Gas to be delivered at the Delivery Points at the operating pressures of the applicable Downstream Pipelines at such points, as such pressure may exist from time to time. The Delivery Points for Condensate will be at the tanks in which such Condensate is collected.
V. FACILITIES
5.1 Upon complete execution of this Agreement, Shipper and Gatherer shall commence and prosecute with due diligence the following:
(a) Shipper, subject to the terms and conditions contained in this Agreement, at its sole cost and expense, will construct, install, maintain and operate pipelines, compression and/or other equipment necessary to deliver all of the Dedicated Gas to Gatherer at the Receipt Points (or at any new receipt points which may be subsequently mutually agreed upon by the parties). Notwithstanding the foregoing, with respect to wells located within the area encompassed by the Dedicated Lands which do not currently exist but which are drilled and completed hereafter and in which Shipper owns an interest, if, in Shipper’s sole good faith discretion, it is not economical. because of insufficient volume, quality or pressure, to construct, install, maintain and operate the pipelines, compressors and/or other equipment necessary to deliver gas from any such wells to Shipper’s or its affiliates’ then existing (i.e. existing at the time such well(s) are drilled) facilities (whether owned in whole or part) which are at that time connected to any of the Receipt Points for delivery thereto (i.e. such existing facilities are at that time connected to any of the Receipt Points for delivery of Dedicated Gas from any well(s) then connected to such existing facilities), then, in such event, Shipper shall so notify Gatherer in writing and Shipper shall forever thereafter be relieved of any obligation to deliver such gas from such wells hereunder, such gas from such wells shall not be considered or treated as Dedicated Gas hereunder, and Shipper shall be entitled thereafter to sell, transport or process such gas from such wells to other purchasers. transporters or processors where it is economical for Shipper to do so (except that Shipper shall not deliver such gas to Shipper’s or its affiliates’ then existing gas gathering facilities, whether owned in whole or in part, which are then connected to a Receipt Point: provided, however, Shipper agrees with respect to any well located in the area encompassed by the Dedicated Lands in which Shipper owns an interest and in which the operator of such well then owns an interest and which such operator has agreed to connect and actually connects to Penn Virginia Oil and Gas, L.P.’s, Shipper’s and/or their respective affiliates’ facilities for delivery (subject, in the case of Shipper’s or its affiliate’s facilities, to a mutually agreeable gathering agreement between Shipper or its affiliate and such operator, which agreement Shipper or its affiliate shall not be obligated to enter into) to the applicable Receipt Point, that Shipper shall not exercise its “uneconomic” rights set forth in this sentence; provided further, however, in the event Shipper determines that it is not economical, because of insufficient volume, quality or pressure, to connect and deliver gas from such new wells to Shipper’s or its affiliates’ then existing gas gathering facilities (whether owned in whole or in part) which are then connected to any of the Receipt Points for delivery thereto, Gatherer shall have the option, in its sole discretion and at its sole cost and expense, to construct, install, maintain and operate the pipelines, compressors, and/or other equipment necessary to deliver such gas to either (i) Shipper’s or its affiliates’ then existing gas gathering facilities (whether owned in whole or in part) which are then connected to a Receipt Point for delivery thereto or (ii) the Receipt Points, in which case Shipper agrees to deliver such gas to the Gatherer at the wellhead connection constructed for such purpose by Gatherer. In the event that Gatherer exercises such right and elects to construct facilities to connect a well to Shipper’s or its affiliates’ then existing gas gathering facilities (whether owned in whole or in part) which are then connected to a Receipt Point for delivery thereto, Gatherer shall reimburse Shipper for any costs to establish a tap or connection to Shipper’s facilities, costs to set a meter if necessary, and any other applicable costs incurred by Shipper in establishing such connection to Shipper’s facilities. In the event Gatherer intends to exercise such option, it shall so notify Shipper in writing within thirty (30) days of Gatherer’s receipt of Shipper’s written notice of uneconomical to connect. The foregoing and all other provisions herein notwithstanding, in the event that Shipper has determined and notified Gatherer that it is not economical to connect a new well to its then existing gathering facilities which are then connected to a Receipt Point hereunder due to insufficient volume, quality or pressure, and in the event that Gatherer elects not to exercise its above-described option to construct facilities to connect any such well to Shipper’s or its affiliates’ then existing gathering facilities which are then connected to a Receipt Point hereunder or directly to a Receipt Point hereunder or to establish a new Receipt Point at such well, then, in such event, if another purchaser, transporter or processor is willing to construct the necessary facilities to connect any such well to Shipper’s or its affiliates’ then existing gas gathering facilities at said purchaser’s, transporter’s or processor’s expense, Shipper shall be entitled to transport, process and/or sell the gas from any such well to other purchasers, transporters or processors, and to transport such gas on Shipper’s or its affiliates’ gas gathering facilities in order to facilitate same, and such actions shall not constitute a breach or violation of this Agreement, and such gas shall not be covered hereby. In the event Shipper is not the operator of any well and/or Receipt Point from or at which gas is delivered hereunder, Shipper hereby authorizes Gatherer to deal directly with the operator of any such well or Receipt Point with respect to nominations, scheduling and allocations of receipts and deliveries of gas from such well or Receipt Point and any other related operational issues, and Gatherer shall be entitled to rely on all information provided by such operator with respect to such matters in connection with performance under this Agreement. However, Shipper’s agreement to allow Gatherer to rely on such information from such operator shall not be interpreted to mean that, with respect to any subsequent dispute between such operator and Shipper (or Shipper’s affiliates) regarding nominations, scheduling and allocations of receipts or deliveries of any such gas, that as between such operator and Shipper (or Shipper’s affiliates) that Shipper (or Shipper’s affiliates) (i) is in agreement with such information or (ii) is bound thereby.
(b) Gatherer and/or its affiliates, subject to the terms and conditions contained in this Agreement, at their sole cost and expense, will acquire, construct, install, maintain and operate the System and the Plant necessary to accept the Dedicated Gas at the Receipt Points, process such Dedicated Gas. and deliver Products, Residue Gas and Condensate to the Delivery Points (all of the foregoing collectively referred to as the “Facilities”). If an affiliate of Gatherer owns any of the System or Plant facilities, if necessary in order for Gatherer to cause the Dedicated Gas, or Products attributable to the Dedicated Gas, to be moved on such affiliates’ facilities, Shipper hereby designates and appoints Gatherer to act as Shipper’s agent with respect to the movement of such Dedicated Gas and/or Products attributable to such Dedicated Gas on such facilities.

5.2 Shipper shall install sufficient pressure regulating equipment upstream of the Receipt Points in order to keep the pressure of the gas delivered to Gatherer from exceeding the maximum allowable operating pressure of the System.
5.3 Gatherer shall keep the pipelines receiving Shipper’s gas relatively clear of obstructions and may install drips, separators and slug catchers necessary to collect any fluids removed from the System and at the Plant prior to the gas processing facilities included within the Plant. Gatherer shall allocate Condensate collected through such drips, separators and slug catchers proportionately to Shipper and all other persons delivering gas into the System based on the quantity of MMBtus received from Shipper at the Receipt Points compared to the total quantity of MMBTUs received from all persons or entities at all receipt points into the System during each month. Shipper’s proportionate share of the cost for the disposal of any base sediment, water or other nonhydrocarbon fluids or solids which may be contained in the Condensate will be added to the Service Fee set forth in Section 9.1. Any shrink associated with the Condensate collected shall be deemed to be System Fuel, except for purposes of the last sentence of Section 7.2 below.
5.4 Gatherer shall operate, or cause to be operated, the Facilities as a reasonably prudent operator and in reasonable compliance with applicable local, state and federal laws, rules and regulations. With respect to any wells, gathering pipelines and related facilities that produce Dedicated Gas or move same to any Receipt Point which are operated by Shipper or an affiliate of Shipper, Shipper shall operate same, or cause same to be operated as a reasonably prudent operator and in compliance with all applicable local, state and federal laws, rules and regulations.
VI. RIGHTS OF WAY
6.1 To the extent authorized by law and any applicable agreements (and subject to any restrictions or limitations contained therein, including without limitation restrictions on the right to transport off-lease gas), Shipper hereby authorizes Gatherer and its affiliates the right to co- use and enjoy Shipper’s easements and right-of-way, including surface locations, on and across the lands and leases committed hereunder for the purpose of installing, using, inspecting, repairing, operating. replacing and removing Gatherer’s and/or its affiliates pipelines, meters and other equipment used or useful in the performance of this Agreement, all at Gatherer’s and/or its affiliates sole cost, risk and expense. Shipper otherwise retains its easements, rights-of-way, surface locations and leases and its right to use and enjoy same. Any property of Gatherer and/or its affiliates placed in or upon any of such lands shall remain the personal property of Gatherer or its affiliates, as applicable, subject to removal by them at any time for any reason within a reasonable time after the termination of this Agreement. To the extent permitted by law and by any applicable agreements, Gatherer and its affiliates shall fully enjoy the rights of ingress and egress across the land and leases of Shipper for the purposes herein.

VII. QUANTITY
7.1 Subject to the other provisions hereof, Shipper shall deliver, and Gatherer shall receive and process, all of the gas which Shipper as a reasonably prudent operator can legally produce and deliver from wells now or hereafter located on the lands dedicated hereunder. If for any reason Gatherer is unable to take or process all of Shipper’s gas to be delivered by Shipper to Gatherer pursuant to the preceding sentence (other than due to Shipper’s failure to comply with the provisions of this Agreement), Gatherer shall use its best reasonable efforts to take or process such gas of Shipper on a ratable basis with all other gas being delivered into the System or processed in the Plant, as applicable, which is affected by the situation which resulted in Gatherer being unable to so take or process all such gas of Shipper. In such event, Gatherer shall, where practicable, provide Shipper ten (1 0) days advance notice so that Shipper can make other arrangements to market the gas which Gatherer has indicated it cannot take or process. In such event Shipper shall have the right to dispose of any gas so not taken by Gatherer subject to Gatherer’s right to resume receipt of such gas on the first day of the month after having given Shipper thirty (30) days prior written notice.
7.2 For all gas received at the Receipt Points hereunder during each month, Gatherer agrees to redeliver to or for the account of Shipper (a) to the Downstream Pipeline at the applicable Delivery Point: (i) the Products recovered from Shipper’s Allocated Share of Inlet Gas for such month and (ii) Shipper’s Residue Gas for such month, and (b) at the Delivery Point(s) for Condensate, Shipper’s allocated share of liquid hydrocarbons recovered from Condensate under Section 5.3 above for such month. All other provisions herein notwithstanding, the actual cumulative monthly volume of Fuel, System Fuel, Losses and System Losses shall never exceed three and one-half percent (3-1/2%) of the Shipper’s total monthly MMBtus delivered at all Receipt Points.
7.3 If Gatherer in its sole good faith discretion determines, at any time and from time to time, that Shipper’s gas delivered hereunder at any Receipt Point is, or is expected to become uneconomic because of insufficient volume, quality or pressure or if all or any part of the Facilities becomes uneconomic to continue to operate, maintain or repair, because of insufficient volume, quality or pressure then Gatherer shall have the right upon thirty (30) days prior written notice, to refuse or cease taking Shipper’s gas from such Receipt Point without liability so long as such condition exists; provided however, during such thirty (30) day period, Gatherer shall continue to receive and process Shipper’s gas and the parties shall attempt to negotiate an amendment to this Agreement which would remove such uneconomic situation. If during such thirty (30) day period the parties i) mutually agree on such an amendment, Gatherer shall not refuse or cease taking Shipper’s gas from such Receipt Point at the end of such thirty (30) day period, or ii) fail to agree on such an amendment,-then either party may terminate this agreement with respect to the pertinent Receipt Point(s) by providing thirty (30) days advance written notice to the other party, which termination notice must be given, if at all, within thirty (30) days after the end of the thirty (30) day negotiation period. In the event of such termination, until the expiration of the thirty (30) day termination notice period, both parties shall remain obligated to perform hereunder with respect to such Receipt Point(s).

7.4 Shipper shall provide, not later than 12:OO noon, three (3) business days prior to the nomination deadline for the applicable Month of gas deliveries hereunder of the Downstream Pipeline which is to receive the Residue Gas at the Delivery Point, its nomination of the quantities of Gas to be received by Gatherer at each Receipt Point and the Residue Gas and the Products attributable to such gas to be delivered at the applicable Delivery Point during such Month. Gatherer shall provide confirmation of such nomination, or a revised nomination (if Shipper’s nomination is not accepted due to operational reasons on the Facilities or is not confirmed by the Downstream Pipeline at the applicable Delivery Point) no later than two (2) business Days prior to the end of the Month. Shipper’s failure to timely nominate shall be deemed a zero (0) nomination until such time as an acceptable nomination is subsequently submitted and confirmed. Shipper shall be entitled to submit nominations after the deadline described above, in which event, the zero (0) nomination shall only apply for the number of applicable days from the deadline described above until the subsequent nomination is submitted and confirmed. Shipper may also, during any Month, adjust its nomination prospectively for the remainder of that Month by providing Gatherer not less than twenty-four (24) hours notice prior to the nomination deadline of the applicable Downstream Pipeline for making such changes. Shipper recognizes and agrees that Gatherer shall have the right to require Shipper to adjust its nominations to the applicable Downstream Pipeline based upon the available capacity and operating conditions of the Facilities and of the Downstream Pipeline’(s) pipeline system and on the actual quantities of Gas being delivered by Shipper at the Receipt Points. Gatherer has no obligation to accommodate any imbalances caused by Shipper’s inability or failure to match nominations with actual performance.
7.5 When required by Gatherer, Shipper shall advise Gatherer each day, or at such other intervals as may be required by Gatherer, of the MMBTUs of Gas scheduled to be tendered at each Receipt Point and Shipper’s Products and Residue Gas to be taken at the applicable Delivery Point on the following operating day or during the next interval. Gatherer may further require that Shipper confirm the delivery of such scheduled quantity of Gas, Products or Residue Gas, as applicable, on said following day or during the next interval.
7.6 Shipper shall endeavor to achieve a daily operational gas and Products balance. Shipper shall, upon request, furnish such data as Gatherer deems necessary to maintain control of the Facilities including, but not limited to, estimated BTU content of the gas received by Gatherer at each of the Receipt Points. Gatherer shall not be required to (i) deliver more or less Products or Residue Gas for Shipper’s account at the applicable Delivery Point than the quantities of Products or Residue Gas, as applicable, properly nominated by Shipper at the applicable Delivery Point or the quantities of Products or Residue Gas, as applicable, which are attributable to the quantities of gas properly nominated and delivered by Shipper hereunder at the Receipt Points, or (ii) receive more or less gas at the Receipt Points than the quantities of gas properly nominated by Shipper at such Receipt Points or the quantities of gas which would result in the quantities of Products and Residue Gas properly nominated by Shipper at the applicable Delivery Point(s).
7.7 Shipper shall be responsible for any imbalance or other penalties assessed against either party by a third party transporter as a result of Shipper’s improper nomination or failure to comply with Gatherer’s requests under Sections 7.4, 7.5 and 7.6 or imposed by Downstream Pipeline(s) at the Delivery Point(s) as a result of the failure of Shipper or Shipper’s market to accept and receive at the applicable Delivery Point the quantities of Residue Gas and Products properly nominated and scheduled hereunder. Subject to Sections 7.4, 7.5 and 7.6 above, Gatherer shall be responsible for any imbalance or other penalties assessed against either party by a third party transporter, as a result of Gatherer’s improper failure to receive properly nominated volumes at the Receipt Points or to deliver quantities of Residue Gas and Products at the applicable Delivery Point properly nominated and scheduled by Shipper hereunder.

7.8 If, from time to time, in Shipper’s sole good faith discretion, it is not economic to process theDedicated Gas then, in such event, Shipper shall have the right to notify Gatherer, by written notice given at least ten (10) days prior to the succeeding month, that Shipper does not desire to have the Dedicated Gas processed, in which case, commencing in the succeeding month after notice is given and continuing thereafter until the next succeeding month after at least ten days advance written notice is given by Shipper revoking such request, Gatherer shall to the extent operationally feasible by-pass the Plant processing with respect to the Dedicated Gas, and redeliver to the residue gas Delivery Point for Shipper’s account a MMBtu volume of gas equal to Shipper’s MMBtu volume delivered at all Receipt Points for the month less Shipper’s System Fuel and System Losses; provided, however, Gatherer shall not be required to so by-pass the Plant processing with respect to the Dedicated Gas if such Dedicated Gas requires processing in order to meet the minimum required quality specifications of the Downstream Pipeline into which all or some of the gas is delivered. During any such period of bypassing of the Plant, Shipper shall remain obligated to pay Gatherer the Service Fee described in Paragraph 9.1.
7.9 In the processing of gas in the Plant, Gatherer agrees that any decision from time to time to accept or reject ethane shall be based on Gatherer’s good faith determination, made in consultation with Shipper, that it is in the economic interest of all shippers whose gas is being processed in the Plant to accept or reject ethane, as applicable.
7.10 If Gatherer is unable or refuses for any reason, including Force Majeure, to receive and process at least seventy-five percent (75%) of Shipper’s available Dedicated Gas which Shipper is ready, willing and able to deliver at a Receipt Point for a period of ninety (90) consecutive Days then, in such event, Shipper shall have the right, at its sole discretion and upon whatever terms Shipper deems acceptable, and free of any further obligations hereunder, to dispose of any gas from any such Receipt Point so not taken by Gatherer; provided, however, Shipper must exercise such right, if at all, within thirty (30) days following the end of such ninety (90) consecutive day period, and if Shipper so exercises such right, then with respect to any gas for which Shipper so exercises such right, neither Shipper nor Gatherer shall thereafter have any obligation to deliver, receive, gather and/or process such gas. For purposes of the foregoing, any period in which Gatherer is unable or refuses to receive and process Shipper’s available Dedicated Gas at a Receipt Point due to (i) Shipper’s breach of any of its obligations under this Agreement, (ii) an expansion of the System or the Plant under Section 4.5, or (iii) such gas failing to meet the requirements of Section 8.1, shall not be counted in determining whether Shipper may exercise the right set forth above in this Section 7.10
VIII. QUALITY
8.1 The gas delivered at the Receipt Points shall be of merchantable quality and commercially free of gum, gum-forming constituents, hazardous substances, bacteria, other objectionable liquids, solids or gas components and other solid or liquid matter that may become separated from the gas during transportation thereof or cause interference with the proper and safe operation of the pipelines, meters, regulators or other appliances through which it may flow and shall conform at all times with the following specifications:

(a) Dust, rust and other solids	None

(b) Free liquids	None

(c) Oxygen	Not more than two hundredths of one percent (0.02%) by volume

(d) Carbon Dioxide	Not more than two percent (2%) by volume

(e) Total Inerts	Not more than four percent (4%) by volume

(f) Hydrogen Sulfide	Not more than one-fourth grain per one hundred cubic feet (.25 grain/ccf)

(g) Total Sulfur	Not more than twenty grains per one hundred cubic feet (20 grains/ccf)

(h) Temperature	Not less than forty degree Fahrenheit (40°F) nor more than one hundred twenty degrees Fahrenheit (120°F)

(i) Heating Value	Not less than one thousand BTU per standard cubic foot (1,000 BTU/scf)

(j) Water content	Not more than seven (7) pounds of water vapor per million cubic feet of gas
In addition, the gas shall conform to the then current quality specifications of the Downstream Pipeline(s) into which all or some of the gas is delivered; provided, however, the gas shall not be required to conform to the hydrocarbon dewpoint specifications of such Downstream Pipeline(s), but rather Gatherer will process, treat or otherwise blend such gas so that Shipper’s Residue Gas meets such hydrocarbon dewpoint specifications of such Downstream Pipeline(s).
8.2 The determination as to conformity with the above specifications shall be made by Gatherer in accordance with generally accepted industry practice. If the gas fails to meet the quality specification set out above, Gatherer may at its option and exercisable from time to time, curtail Shipper’s gas in whole or in part without liability until the gas meets said specifications. Gatherer will notify Shipper in writing of the gas so affected. Shipper shall have the right to treat the gas to conform it to the above specifications. If Shipper does not elect to treat the gas, then Gatherer may accept gas tendered by Shipper and charge Shipper the actual cost of treating the gas or any charges incurred by Gatherer for the treating or acceptance of nonconforming gas; provided, however, in the event the fees or charges assessed by Gatherer for treating or accepting non-conforming gas exceeds the Maximum Treating Fee (as hereafter defined) for each MNIBtu received at the applicable Receipt Point to which such non-conforming gas is delivered, Shipper shall have the right, while such fees are being charged, to have such nonconforming gas released from this Agreement upon thirty (30) days prior written notice to Gatherer. For purposes of this Section 8.2, the Maximum Treating Fee shall be five cents ($0.05) per MMBtu for each of the first five (5) years of this Agreement. Each year thereafter, the five (5) cents per MMBtu shall be escalated 5% per year, e.g. by $.0025 in year six (6), to determine the Maximum Treating Fee for each succeeding year.

8.3 The receipt by Gatherer of gas that fails to meet any one of the above quality specifications shall not be held to be a waiver of Gatherer’s right to refuse to accept future delivery of such gas.
IX. SERVICE FEE
9. Service Fee -Gatherer shall charge and Shipper shall pay a service fee of thirty cents ($0.30) on each MMBtu of gas delivered hereunder at the Receipt Points (the “Service Fee”). This Service Fee shall be increased annually by one cent ($0.01) per MMBtu beginning on the first day of the month following the first anniversary of initial deliveries of gas hereunder and on the first day of such month each year thereafter. With the exception of the charges described in Paragraphs 5.3, and 8.2 and 9.2, this Service Fee represents the entire amounts to be paid by Shipper to Gatherer for all services provided by Gatherer under this Agreement, including without limitation all amounts to be paid for receiving, gathering, processing and redelivering the Dedicated Gas. As such, subject to the other provisions of this Agreement, Gatherer shall be responsible, at its sole cost and expense, for all maintenance, repair, materials, supplies, electrical power, technical supervision, overhead and operating personnel required to provide such services.
9.2 Gatherer may increase the Service Fee as necessary to recover the cost of any new or increased (i.e. after the date of this Agreement) tax or similar assessment or charge imposed by a governing authority (a “New Tax”) relating to the handling, gathering or processing of Shipper’s gas and/or the delivery of Shipper’s Products, Residue Gas or liquid hydrocarbons recovered from Shipper’s allocated share of Condensate, to the Delivery Points (which would include Shipper’s prorata share of a governing authority’s new or increased tax or similar assessment based on total quantities of gas moving through the Plant and/or the System), other than ad valorem taxes and taxes based on Gatherer’s income or right to do business. Gatherer shall provide Shipper at least ninety (90) days prior written notice of any such increase in the Service Fee to recover any such New Tax. In the event such increase in the Service Fee to recover any such New Tax is unacceptable to Shipper, Shipper shall have the right to terminate this Agreement at any time within such ninety (90) day period by prior written notice to Gatherer. If Shipper fails to so terminate this Agreement during such ninety (90) day period, Shipper shall be deemed to have accepted such increased Service Fee. The foregoing process shall be repeated each time Gatherer may exercise its right under this Section 9.2 to increase the Service Fee to recover any New Tax.
X. TERM
10.1 This Agreement shall be effective as of the date first written above and shall continue and remain in full force and effect for a “Primary Term” ending on the tenth (loth) anniversary of the commencement of initial deliveries and receipts of gas hereunder (i.e. after the completion of the Facilities as described in Section 10.2 below) and continuing year to year thereafter provided that either party shall have the right to terminate this Agreement at the end of the Primary Term or any anniversary thereafter by giving the other party ninety (90) days prior written notice; provided, however, the foregoing notwithstanding Shipper shall have the right to extend the Primary Term of this Agreement by an additional five (5) years by providing Gatherer prior written notice of its election to so extend the Primary Term by an additional five (5) years at least one hundred twenty (120) days prior to the end of the original Primary Term.

10.2 Notwithstanding the fact that the effective date is the date first written above in this Agreement, deliveries and receipts of gas hereunder shall not commence until the completion of the installation of the Facilities (as defined in Section 5.1). If for any reason, including Force Majeure, Gatherer is unable to begin receipt and processing of Shipper’s Dedicated Gas by April 1, 2008, then Shipper may, at its sole discretion terminate this Agreement by giving written notice to Gatherer on or before April 1, 2008; provided, however, if by April 1, 2008 Gatherer has constructed the Gathering System and is able to receive Shipper’s Dedicated Gas into the Gathering System but the Plant is not yet complete and operational, then Gatherer shall have the right to prevent termination of this Agreement by notifying Shipper within fifteen (15) days of Gatherer’s receipt of such termination notice, that it agrees to receive Shipper’s Dedicated Gas hereunder and to deliver Residue Gas and Condensate to Shipper hereunder as if Shipper’s Dedicated Gas had been processed hereunder, and it further agrees to keep Shipper economically neutral as if the Plant were complete and processing Shipper’s Dedicated Gas (by either (i) paying Shipper each month an amount to compensate Shipper for any additional amounts it would have realized by having its Dedicated Gas processed or (ii) delivering each month a quantity of Products (equal to that quantity of Products which would have been recovered from Shipper’s Allocated Share of Inlet Gas had Gatherer processed Shipper’s Dedicated Gas) for Shipper’s account at a delivery point on the Downstream Pipeline (with such delivery point to be at a location at which the cost for transportation of such Products on the Downstream Pipeline would not exceed the cost for transportation if such Products had been delivered to the Products Delivery Point under this Agreement). If Gatherer so notifies Shipper of the foregoing within such fifteen (15) day period, then this Agreement shall not terminate and, until the Plant is complete and commences processing Shipper’s Dedicated Gas and delivering Shippers’ Products attributable thereto to the Downstream Pipeline at the Delivery Point, the Agreement shall be deemed modified to conform to the provisions of the preceding sentence. If, however, the Plant is not complete and operational by October 1, 2008, Shipper shall have the right to terminate this Agreement at any time within thirty (30) days following October 1, 2008 by giving prior written notice to Gatherer of such termination. .
XI. MEASUREMENT
11.1 Gas shall be measured at the Receipt Points by orifice meters installed, maintained and operated by Gatherer or its designee and computations made in accordance with accepted industry practice. Gatherer will install, or cause to be installed, electronic flow recording and computing devices and volume computations shall be made as accurately as possible and within the accuracy prescribed by the manufacturer of the recording and computing equipment used.
11.2 The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature of sixty degrees Fahrenheit (60° F) and at a pressure base of fourteen and sixty-five one hundredths (14.65) psia. Corrections shall be made for deviations from Boyle’s Law and the Ideal Gas Laws.

11.3 Temperature of the gas at the Receipt Points shall be determined by a recording thermometer or in the absence of such working device the temperature of the gas shall be assumed to be sixty degrees Fahrenheit (60°F). Specific Gravity of the gas at the Receipt Points shall be determined by taking samples of the gas at such times as determined by Gatherer but at least quarterly. The atmospheric pressure at the Receipt Points shall be the atmospheric pressure determined and used by the Downstream Pipeline(s). Gross Heating Value of the gas at the Receipt Points shall be determine by compositional analysis of samples of the gas taken at the Receipt Point at least quarterly or at more frequent times as may be determined by Gatherer. The Gross Heating Value shall be adjusted for compressibility and the actual water vapor content of the gas at actual delivery conditions. In determining Gross Heating Value, no heating value will be credited for Btus in H2S or other non-hydrocarbon components.
11.4 Shipper may install, maintain and operate, at its own expense, pressure regulators and check measuring equipment at the Receipt Points, provided that such equipment shall not interfere with the operation of Gatherer’s or its designee’s equipment.
11.5 The accuracy of Gatherer’s or its designee’s measuring equipment at the Receipt Points shall be verified by Gatherer or its designee at reasonable intervals as determined by Gatherer but at least quarterly. Upon request by Shipper, notice of the date and time of the testing of such equipment or for the quality of the gas shall be given by Gatherer to Shipper sufficiently in advance to permit convenient arrangement for Shipper’s representative to be present. If after proper notice, Shipper fails to have a representative present, the results of the test shall nevertheless be considered accurate. All tests shall be made at Gatherer’s expense, except that Shipper shall bear the expense of tests made at its request if any inaccuracy is found to be two percent (2%) or less.
11.6 If at any time any measuring or testing equipment at the Receipt Points is found to be out of service, or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limits prescribed by the manufacturer. If such equipment is out of service, or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, then any previous recordings of such equipment shall be corrected to zero error for any period that is definitely known or agreed upon. The quantity of gas delivered at the applicable Receipt Point during such period shall be determined by the first of the following methods which is available:
(a) using the data recorded by any check-measuring equipment if installed and accurately registering;
(b) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or if neither such method is feasible;
(c) by estimating the quantity, or quality, delivered, based upon deliveries under similar conditions during a period when the equipment was registering accurately.
No corrections shall be made for recorded inaccuracies of two percent (2%) or less.
11.7 Gatherer and Shipper shall have the right to inspect equipment installed or furnished by the other and the charts and other measurement or testing data of the other at all times during regular business hours but the reading, calibration and adjustment of such equipment shall be done only by the party with the responsibility for operating such equipment. Gatherer shall preserve all test data, charts and other similar records for a period of at least two (2) years.

11.8 All measurements of Products and residue gas at the Delivery Points shall be determined by the applicable Downstream Pipeline at the applicable Delivery Point, in coordination with and subject to the agreement of Gatherer. Gatherer agrees to install, maintain and operate. or cause to be installed, maintained and operated, check measurement equipment, at the outlet of Gatherer’s gas processing facilities which will process the gas delivered hereunder, to measure the Products and residue gas delivered from such facilities.
XII. STATEMENTS AND PAYMENT
12.1 Gatherer shall render to Shipper on or before the twentieth (20th) day of each month a statement showing the quantity of gas delivered by Shipper at the Receipt Points during the preceding month, Shipper’s Residue Gas and the Products recovered from Shipper’s Allocated Share of Inlet Gas, Shipper’s allocated share of Condensate, in each case attributable to Shipper’s gas so delivered hereunder, System Fuel and the Fuel and all amounts owed by Shipper to Gatherer hereunder. In addition, if requested by Shipper, Gatherer agrees to provide Shipper such other information that Shipper may reasonably request and which Gatherer possesses which Shipper needs in order to satisfy any reporting requirements to its royalty owners and/or non-operating working interest owners. Shipper shall make payment by wire transfer to an account designated by Gatherer from time to time of all amounts due as reflected in each such statement within twenty (20) days of Shipper’s receipt of such statement. If Shipper fails to pay the amounts so due by such date, interest shall accrue from such date until the date of payment at the prime rate published in the Wall Street Journal plus 2% per annum. In addition, if Shipper fails to pay the amounts so due by such date and Gatherer provides written notice to Shipper of such failure to pay the amounts so due by such date, and Shipper fails to pay such amounts within ten (10) days of Gatherer giving such notice to Shipper, Gatherer shall have the right to suspend performance under this Agreement until Shipper pays such amounts, together with all applicable interest.
12.2 Each party shall have the right at any and all reasonable times to examine the accounting records and other documents maintained by the other party to the extent necessary to verify the accuracy of any statement, payment, charge. computation or demand made under or pursuant to this Agreement. In the event an error is discovered in the amount paid or in any other statement, such error shall be adjusted within thirty (30) days of the determination thereof. All statements and payments made hereunder shall be deemed to be correct and final twenty-four (24) months after such statement has been rendered or payment has been made and no claim for any adjustment shall be allowed unless written demand has been made within twenty-four (24) months from the date such statement was rendered or such payment was made.
12.3 If gas, other than Dedicated Gas is being delivered at any Receipt Point, Shipper shall be responsible for providing to Gatherer proper allocations of the Dedicated Gas and the other gas being delivered at such Receipt Point. Such allocations shall be provided to Gatherer in a timely manner which affords Gatherer reasonable time to (i) furnish its monthly statements described above, and (ii) confirm and/or verify nominations of gas to be delivered into Gatherer’s System and nominations of Products and Residue Gas to be received by the Downstream Pipelines at the Delivery Points.

XIII. FORCE MAJEURE
13.1 If either party is prevented, in whole or in part, to perform or comply with any obligation under this Agreement by reason of Force Majeure (as defined below), such obligation shall be suspended for the whole period of such inability; provided however, no obligation to make payments due pursuant to this Agreement shall be suspended. The cause of suspension (other than strikes or lockouts) shall be remedied with all commercially reasonable dispatch. The affected party shall give notice and full particulars of such Force Majeure event causing a suspension of obligations hereunder in writing by mail or facsimile transmission to the other party as soon as practicable after the occurrence of such event, and shall give notice in writing in the same manner when such Force Majeure event has been remedied. If Gatherer curtails receipts of gas hereunder due to claimed Force Majeure, to the extent possible, Gatherer agrees to curtail ratably between all shippers that deliver gas into the System and Plant affected by such Force Majeure.
13.2 The term “Force Majeure” as employed herein shall mean acts of God, acts of federal, state or local government or any agencies thereof; compliance with rules, regulations, permits or orders of any governmental authority or any office, department, agency, or instrumentality thereof; strikes, lockouts or other industrial disturbances; acts of public enemy, wars, blockages, insurrections, riots or epidemics; landslides, lightning, earthquakes, fires, storms, floods or washouts; arrests and restraint of people; civil disturbances; explosions, leakage, breakage, or accident to equipment or pipes; freezing of wells or pipes; weather-related shutdowns, inability to secure rights-of-way; inability to timely obtain equipment, supplies, materials, permits or labor; failures or delays in transportation; receipt of non-specification or non-merchantable gas; and any other causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the part claiming suspension, which, by the exercise of due diligence, such party shall not have been able to avoid. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty. The requirement that any Force Majeure shall be remedied with all commercially reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party, when such is deemed inadvisable by the party involved.
XIV. WARRANTY OF RIGHT TO DELIVER AND REDELIVER
14.1 Shipper warrants for itself, its heirs, successors and assigns that it has good title to the gas delivered hereunder (including all hydrocarbons contained therein) free and clear of any and all liens, encumbrances and claims whatsoever and that Shipper has the right and lawful authority to deliver same to Gatherer for gathering and processing. Shipper agrees to defend, indemnify and save Gatherer harmless from any and all suits, claims, liens and encumbrances of whatsoever nature relating to any breach or alleged breach of such warranty. If Shipper’s title is challenged by a third party, then Gatherer may request and Shipper shall furnish Gatherer title information satisfactory to-Gatherer to confirm Shipper’s ownership of such disputed gas and the accuracy of such warranty. Until any such information is furnished, or in the event the disputed interest becomes involved in litigation, Gatherer shall have the right to suspend receipts of the gas associated with the disputed interest (but not as to any interests which are not in dispute) without liability until the third party claim or litigation is resolved or until Shipper furnishes a bond conditioned to hold Gatherer harmless with surety acceptable to Gatherer. Gatherer agrees that, in the event of a third party claim or litigation as above-described, Shipper shall have the right to elect to suspend deliveries of any gas associated with the disputed interest, in which case such suspension shall not be considered a breach of Shipper’s obligations hereunder; provided, however, in the event Shipper so elects to suspend deliveries of gas associated with the disputed interest, such gas shall not be delivered to any other person or entity.

14.2 Subject to the accuracy of Shipper’s warranty under Section 14.1, Gatherer warrants for itself, its heirs, successors and assigns that the Products and Shipper’s Residue Gas delivered to or for the account of Shipper to the Downstream Pipelines at the Delivery Points, and the liquid hydrocarbons recovered from Shipper’s allocated share of Condensate will be free and clear of any and all liens, encumbrances and claims whatsoever created by, through or under Gatherer. Gatherer agrees to defend, indemnify and save Shipper harmless from any and all suits, claims, liens and encumbrances of whatsoever nature relating to any breach or alleged breach of such warranty.
14.3 As between the parties hereto, Shipper shall be in exclusive control and possession of the gas until it has been delivered to Gatherer at the Receipt Points after which Gatherer shall be deemed to be in exclusive control and possession until Shipper’s Products, Residue Gas and liquid hydrocarbons from Shipper’s allocated share of Condensate, as applicable, are delivered at the Delivery Points to or for the account of Shipper, at which time Shipper shall be in exclusive control and possession of such Products, Residue Gas and liquid hydrocarbons. Gatherer agrees to indemnify and hold Shipper harmless against any and all claims, damages, liability, costs or expenses (including without limitation attorneys fees and court costs) due to injury or damage occurring to persons or property caused by the gas, Products, Residue Gas or any other hydrocarbons associated with the Dedicated Gas while such gaseous and/or liquid hydrocarbons are in Gatherer’s exclusive control and possession, unless any of the foregoing are due to the acts or omissions of Shipper. Shipper agrees to similarly indemnify and hold Gatherer harmless against any and all claims, damages, liability, costs or expenses (including without limitation, attorneys fees and court costs) due to injury or damage occurring to persons or property caused by the gas, Products, Residue Gas or any other hydrocarbons associated with the Dedicated Gas while such gaseous andlor liquid hydrocarbons are in Shipper’s exclusive control and possession, unless any of the foregoing are due to the acts or omissions of Gatherer.
14.4 In the event of breach of this Agreement the parties agree that neither party will seek or be entitled to recover punitive or exemplary damages against the other.
14.5 Each party hereto represents and warrants to the other party that all requisite corporate authorities for it to enter into this Agreement and to perform its obligations hereunder have been properly obtained, that this Agreement has been duly executed and delivered by an officer with proper authority to bind such party, and that the Agreement constitutes a valid and binding obligation of such party, and no consent or approval of any third party is required to be obtained by such party in order to make this Agreement fully effective and binding upon such party.

14.6 Gatherer represents and warrants that all taxes, license fees or other charges on or relating to the Facilities and/or the operation thereof have been or will be paid when due, unless any such taxes, license fees or charges are being contested in good faith. Shipper represents and warrants that all taxes, license fees or other charges on or relating to Shipper’s interests in the wells, pipelines and other appurtenant facilities used to produce, move and deliver the Dedicated Gas to Gatherer hereunder and/or the operation thereof have been or will be paid when due, unless any such taxes, license fees or charges are being contested in good faith.
XV. ROYALTY AND TAXES
15.1 Shipper shall be responsible for making all payments accruing from the production and/or delivery of gas hereunder (including, without limitation, on the Residue Gas and Shipper’s allocated share of Products and liquid hydrocarbons recovered from Condensate) to the owners of all royalties, overriding royalties, bonus payments and production payments as well as any and all taxes that may be levied or assessed against such production and/or delivery of gas hereunder and shall hold Gatherer harmless therefrom; provided however, if Gatherer is responsible under the law to report and pay any such taxes on behalf of Shipper, Gatherer shall do so and Shipper shall promptly reimburse Gatherer for same and shall furnish Gatherer on a timely basis all information necessary to timely and accurately report and pay such taxes and shall hold Gatherer harmless from all interest and penalties that may be levied or assessed due to late or inaccurate reporting and payment that results from Shipper’s failure to provide any such necessary information.
XVI. LAWS AND REGULATIONS
16.1 This Agreement and all operations to be had hereunder or in connection herewith are and shall be subject to all valid and applicable state and federal laws, orders, directives, statutes, rules and regulations of any duly constituted governmental authority now existing or hereafter promulgated having any jurisdiction over the production, gathering, transportation, processing and/or handling of Dedicated Gas, Products, Residue Gas or Condensate. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts of law principles which would apply the laws of another jurisdiction.
16.2 In the event any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction or by operation of law, rule or regulation, the remaining provisions of this Agreement shall otherwise remain in full force and effect.
XVII. RATIFICATION AND SHIPPER’S REPRESENTATIVE
17.1 In those situations where Shipper is the operator of a well dedicated hereunder and Shipper is delivering gas therefrom which is owned by a person or entity other than Shipper, upon written request from Gatherer (and not otherwise), Shipper agrees to attempt to obtain from such other “Owners”, ratifications of this Agreement on a form acceptable to Gatherer and in a timely manner. Each Owner so ratifying this Agreement hereby designates the Shipper specified in Article XVIII Notices, herein as their Shipper’s Representative. If despite Shipper’s good faith efforts it is unable to obtain such a ratification so requested by Gatherer, then Shipper shall attempt to obtain an agency letter from such “Owner” authorizing Shipper to deliver such Owner’s gas under this Agreement for the remaining term hereof, and designating Shipper as its “Shipper’s Representative.” If Shipper is unable to obtain a ratification or agency letter from any such Owner, then Shipper shall cease delivering gas attributable to such Owner’s interest, and such gas shall not thereafter be considered as Dedicated Gas hereunder or otherwise be subject to the terms and conditions hereof.

17.2 Upon the signing of a ratification agreement or agency letter described in Paragraph 17.1 by any other “Owners”, Gatherer shall be fully protected, indemnified and held harmless by all such “Owners” in acting in reliance upon any and all acts and things done or performed under this Agreement by Shipper’s Representative as fully and effectively as though each Owner had done the same including the execution of any amendment or letter agreement affecting this Agreement.
XVIII. NOTICES
18.1 Any notice, request, demand or statement provided for in this Agreement shall be in writing and shall be deemed given (i) when delivered, in the case of personal delivery, (ii) on the date on which it is deposited in a regularly maintained receptacle for the deposit of United States mail with proper address and postage affixed whether as regular, registered or certified mail or (iii) on the date received by addressee if received by 5:00 p.m. local time or otherwise the next business day, in the case of facsimile transmission. The addresses and facsimile numbers of the parties are as follows:

Shipper:	Gatherer:
Statements and Notices	Notices
GMX Resources Inc.	PVR East Texas Gas Processing LLC
Attn: Keith Leffel	Contract Administration
9400 N. Broadway, Suite 600	8080 Central Expressway, Suite 900
Oklahoma City, Oklahoma 73114	Dallas, Texas 75206
Phone: 405-600-0711, Ext. 329	Phone: 2 14-750-9223
Fax: 405-600-0600	Fax: 214-750-7120
Tax IDNo.: 731534474	Tax ID No.: 23-3087517

Payments (by Wire)
ABA # 061 000 104
Acct #100000 1625036
(Account Name: PVR Midstream LLC)
Either party may from time to time designate as the address under this Agreement any other address of its choice by giving written notice to the other party.
XIX. ASSIGNMENT
19.1 This Agreement shall extend to and be binding upon the parties hereto. their heirs, administrators, successors and assigns but no transfer of or succession to any interest of either party hereunder, wholly or in part, shall affect or bind the other party until it shall have been furnished with written notice and a true copy of such assignment evidencing that the claimant is legally entitled to such interest. It is further agreed, however, that nothing herein contained shall in any way prevent either party from pledging or mortgaging all or any part of such party’s property as security under any mortgage, deed of trust or other similar lien or from pledging this Agreement or any benefits accruing hereunder, without the assumption of the obligations hereunder by the mortgagee, pledgee or other grantee under such a document. No assignment or transfer of Shipper’s interest in the leases, lands, wells and/or gas subject to this Agreement shall be effective unless said assignment or transfer is made subject to the terms of this Agreement.

XX. MISCELLANEOUS
20.1 The waiver by either party of any default or breach of any provision hereof by the other party shall not be deemed to be a waiver of any other existing or future default or breach, whether of like or different nature.
20.2 This Agreement constitutes the entire understanding and agreement between the parties and supersedes all other oral or written discussions or negotiations between the parties relating to the subject matter of this Agreement. There shall be no modification or amendment hereof except in writing and signed by the parties hereto. The parties acknowledge that this Agreement was prepared by both of them jointly and not by one party to the exclusion of the other and after the opportunity for full and complete discussion of the terms hereof.
20.3 The descriptive headings of the provisions in this Agreement are inserted for reference only and shall not limit or otherwise affect the terms of this Agreement.
20.4 Nothing contained in this Agreement, express or implied, is intended to confer upon any person or other entity that is not a party hereto any benefits, rights or remedies.
20.5 This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all parties, or this Agreement may be ratified (to the extent permitted under Section 17.1 above) by separate written instrument specifically referring hereto, and it shall be binding upon all parties who execute a counterpart or ratification instrument with the same force and effect, with each separate counterpart or ratification instrument deemed to be one and the same original Agreement.
20.6 This Agreement and the specific business terms hereof shall be confidential between the parties and the terms contained herein shall not be disclosed to any third party without the prior written consent of the other party unless required to do so by order of a court or regulatory body asserting competent jurisdiction. However, the parties may disclose the terms of this agreement to third parties to the extent necessary to comply with reporting obligations, including without limitation disclosure necessary to comply with royalty obligations, SEC requirements, auditing requirements, and any tax compliance and reporting obligations; provided such third parties first agree in writing to maintain the confidentiality of such information and not to use such information except for the purpose for which it is disclosed, unless such third parties are governmental agencies or bodies for which public disclosure is required, or unless such parties are royalty owners who are entitled to receive such information notwithstanding their refusal to sign an agreement to maintain the confidentiality of such information. In addition, the terms hereof may be disclosed to any other Owners whose gas is being marketed by Shipper pursuant to the terms hereof, or from whom any ratification or agency letters are sought, provided such Owners first agree in writing to maintain the confidentiality of such terms and not to use such information except for the purposes for which it is disclosed. Further, the terms hereof may be disclosed by either party hereto in furtherance of any bona fide efforts to obtain financing where the properties, interests or Facilities covered hereby are to be pledged, mortgaged or otherwise evaluated as collateral for any such financing; provided the persons or entities to which such disclosure is made agree in writing to maintain the confidentiality of such terms and not to use such information except for the purpose for which it is disclosed. Similarly, the parties may disclose the terms hereof where a party is pursuing a bona fide sale of all or any portion of the properties, interests or Facilities which are subject hereto; provided the persons or entities to which such disclosure is made agree in writing to maintain the confidentiality of such terms and not to use such information except for the purpose for which it is disclosed.

20.7 Gatherer shall be regarded as an independent contractor, free from any control or direction by Shipper. Further, the rights and obligations of the parties hereto shall be defined solely by the terms hereof and nothing herein shall be construed as creating a partnership, joint venture, association or trust of any kind.
20.8 Each party will, at the request of the other party, execute and deliver any instruments, documents, permits, applications or any other papers reasonably required by the other party, and each party will do such other acts as may be reasonably requested by the other party, all as may be reasonably necessary to effect the purposes and provisions of this Agreement.
20.9 Shipper may from time to time notify Gatherer of specific entities and/or persons which may act as Shipper’s agent, representative and/or designee for purposes of performing various actions or obligations of Shipper hereunder. In such event, Gatherer agrees to deal with such entities and/or persons as Shipper’s agent, representative and/or designee, as applicable, as if dealing with Shipper, with respect to the various actions and/or obligations for which Shipper has so designated such entities and/or persons to act as Shipper’s agent, representative or designee.
IN WITNESS WHEREOF, the parties have executed this Gas Gathering and Processing Agreement in duplicate originals as of the date first stated above.

SHIPPER:		GATHERER:

GMX RESOURCES INC.		PVR EAST TEXAS GAS PROCESSING LLC

By:	/s/ Ken L. Kenworthy, Jr.	By:	/s/ Ronald K. Page

Name:	Ken L. Kenworthy, Jr.		Ronald K. Page, President

Title:	President

EXHIBIT “A”
This Exhibit “A” to that certain Gas Gathering and Processing Agreement dated January 10, 2008 by and between GMX RESOURCES INC., as “Shipper”, and PVR EAST TEXAS GAS PROCESSING LLC, as “Gatherer”, is for all purposes made a part of said Agreement.
See Attached Map

EXHIBIT “A-1"
This Exhibit “A-1” to that certain Gas Gathering and Processing Agreement dated January 10, 2008 by and between GMX RESOURCES INC., as “Shipper”, and PVR EAST TEXAS GAS PROCESSING LLC, as “Gatherer”, is for all purposes made a part of said Agreement.
Shipper Owned and Controlled Interest in the Dedicated Lands

EXHIBIT “B”
This Exhibit “B” to that certain Gas Gathering and Processing Agreement dated January 10, 2008 by and between GMX RESOURCES INC., as “Shipper”, and PVR EAST TEXAS GAS PROCESSING LLC, as “Gatherer”, is for all purposes made a part of said Agreement.
Receipt Points:
1      Area I    —   At or near the DCP Midstream Blocker CP Meter No. 04821636
2      Area II   —   At or near the DCP Midstream Williams CP Meter No. 0482205
Delivery Points:
For Residue Gas: At the interconnect of the tailgate of the gas processing facilities included in the Plant and the facilities of Centerpoint Energy Transmission (CP-3) to be located in Harrison County, Texas
For Products: At the interconnect of the Plant and the facilities of Panola Pipeline to be located in Panola County, Texas

26